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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Pre-Effective Amendment No. 7 to the Registration Statement of The BlackRock Investment Quality Municipal Trust, Inc. (Investment Company Registration No. 811-7354) of our report dated December 13, 1999, relating to the financial statements of The BlackRock Investment Quality Municipal Trust, Inc. as of October 31, 1999 and for the period then ended in the Statement of Additional Information which is part of such registration statement.

We also consent to the reference to our Firm under the heading "Report of Independent Auditors" in the Statement of Additional Information.


Deloitte & Touche LLP
New York, New York
March 6, 2000